Exhibit 10.18
FORM OF COMCAST CORPORATION
NON-QUALIFIED OPTION AWARD

This is a Non-Qualified Stock Option Award dated [●] (“Award”) from Comcast Corporation (the “Sponsor”) to the Optionee.

1.Definitions. As used herein:
(a)“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
(b)“Board” means the board of directors of the Sponsor.
(c)“Cause” [means (i) fraud; (ii) misappropriation; (iii) embezzlement; (iv) gross negligence in the performance of duties; (v) self-dealing; (vi) misrepresentation; (vii) dishonesty; (viii) conviction of a crime of a felony; (ix) material violation of any Company policy; (x) material violation of the Company’s Code of Ethics and Business Conduct or, (xi) in the case of an employee of a Company who is a party to an employment agreement with a Company, material breach of such agreement; provided that as to items (ix), (x) and (xi), if capable of being cured, such event or condition remains uncured following 30 days written notice thereof.]1[ has the meaning set forth in the Optionee’s employment agreement with the Sponsor, or, if no such agreement exists or has expired prior to such time, then “Cause” means (i) fraud; (ii) embezzlement or other misappropriation of funds; (iii) gross negligence or willful misconduct in the performance of duties; (iv) self-dealing; (v) material misrepresentation with respect to the Sponsor; (vi) conviction of a felony; or (vii) material violation of the Employee Handbook, the Code of Conduct or any other written Company policy.]2
(d)“Change in Control” [means “Change in Control” as defined in the Plan.]3[means any transaction or series of transactions as a result of which any Person who was a Third Party immediately before such transaction or series of transactions owns then-outstanding securities of the Sponsor such that such Person has the ability to direct the management of the Sponsor, as determined by the Board in its discretion. The Board may also determine that a Change in Control shall occur upon the completion of one or more proposed transactions. The Board’s determination shall be final and binding.]4
(e)“Closing” means the closing of the acquisition and sale of the Shares as described in, and subject to the provisions of, Paragraph 9 hereof.
(f)“Closing Date” means the date of the Closing.
(g)“Code” means the Internal Revenue Code of 1986, as amended.
(h)“Committee” means those members of the Board who have been designated pursuant to the Plan to act in that capacity.
1 For certain grants during and prior to 2022.
2 For certain grants during and after 2021.
3 For certain grants during and after 2018.
4 For certain grants prior to 2018.

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(i)“Common Stock” means the Sponsor’s Class A Common Stock, par value, $.01 per share.
(j)“Company” means the Sponsor and each of its Subsidiaries.
(k)“Date of Exercise” means the date on which the notice required by Paragraph 6 hereof is hand-delivered, placed in the United States mail postage prepaid, or delivered to a telegraph or telex facility.
(l)“Date of Grant” means the date hereof, the date on which the Sponsor awarded the Option.
(m)Disability” means a disability within the meaning of section 22(e)(3) of the Code.
(n) “Expiration Date” means the earliest of the following:
(1)[If the Optionee’s Termination of Employment with the Company is due to any reason other than death, Disability, Retirement, Discharge Without Cause (as defined in the Optionee’s employment agreement with the Company), With Good Reason (as defined in the Optionee’s Employment Agreement) or Cause, the date 90 days following such Termination of Employment;
(2)If the Optionee’s Termination of Employment with the Company occurs after qualifying for Retirement, the date 39 months after the date of the Optionee’s Termination of Employment, subject to cancellation by the Committee pursuant to Paragraph 3[(b)];
(3)If the Optionee’s Termination of Employment with the Company is due to Discharge Without Cause (as defined in the Optionee’s employment agreement) or With Good Reason (as defined in the Optionee’s employment agreement), the date that is 90 days following the first anniversary of the Termination of Employment;]5

(1)[If the Optionee’s Termination of Employment with the Company is due to any reason other than death, Disability, Retirement or Cause, the date 90 days following such Termination of Employment;
(2)Subject to cancellation by the Committee pursuant to Paragraph 3[(c)], if the Optionee’s Termination of Employment with the Company (other than a Termination of Employment with the Company for Cause) occurs after qualifying for Retirement,
(a)the date three months after the third anniversary of the date of the Optionee’s Termination of Employment if, at the time of such Termination of Employment, the Optionee has completed at least ten (10) but less than fifteen (15) years of service with the Company;
(b)the date three months after the fifth anniversary of the date of the Optionee’s Termination of Employment if, at the time of such Termination of Employment, the Optionee has completed at least fifteen (15) but less than twenty (20) years of service with the Company; or
(c)the date three months after the nine and one-half year anniversary of the date of the Optionee’s Termination of Employment if, at the time of such Termination of Employment, the Optionee has completed twenty (20) or more years of service with the Company;]6
5 For certain grants prior to 2016.
6 For certain grants during and after 2016.

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(3)[If the Optionee’s Termination of Employment with the Company is because of death or Disability, the third anniversary of the date of the Optionee’s Termination of Employment because of such death or Disability;]7

(1)[If the Optionee’s Termination of Employment with the Company is due to any reason other than death, Disability, Cause, or a Retirement Termination, the date 90 days following such Termination of Employment
(2)If the Optionee’s Termination of Employment with the Company is because of death or Disability, the day before the tenth anniversary of the Date of Grant
(3)Subject to cancellation by the Committee pursuant to Paragraph 3(d), following the Optionee’s Retirement Termination, the day before the tenth anniversary of the Date of Grant] 8
(4)If the Optionee’s Termination of Employment with the Company is for Cause, the date of such Termination of Employment; or
(5)The day before the tenth anniversary of the Date of Grant.
(o)“Fair Market Value” means the Fair Market Value of a Share, as determined pursuant to the Plan.
(p)[“Long-Term Incentive Awards Summary Schedule” means the schedule attached hereto, which sets forth specific information relating to the grant, vesting and exercise of the Option.]9
(q)“Option” means the option hereby granted.
(r)“Option Price” [means the «strike price» per Share, as calculated pursuant to the Plan.]10 [means the per Share exercise price of the Option, as calculated pursuant to the Plan and set forth on the attached Long-Term Incentive Awards Summary Schedule.]11
(s)[“Optionee” means the individual to whom the Option has been granted as identified on the attached Long-Term Incentive Awards Summary Schedule.]12
(t)“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.
(u)“Plan” means the Comcast Corporation 2003 Stock Option Plan, incorporated herein by reference.
(v)“Retirement” An Optionee will be qualified for Retirement [after reaching age 62 and completing 10 or more years of service with the Company]13[ at such time when the sum of the Optionee’s age and completed Years of Service equals or exceeds 70 (provided that the Optionee has at least reached age 62 and completed 5 or more Years of Service)]14.
7 For grants during and after 2018.
8 For certain grants during and after 2021.
9 For certain grants during and after 2016.
10 For certain grants prior to 2016.
11 For certain grants during and after 2016.
12 For certain grants during and after 2016.
13 For certain grants during and prior to 2022.
14 For certain grants during and after 2021.

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(w)“Shares” [mean the «Total Options» shares of Common Stock, which are the subject of the Option hereby granted.]15 [mean the total number of shares of Common Stock, which are the subject of the Option hereby granted, as set forth on the attached Long-Term Incentive Awards Summary Schedule.]16
(x)“Sponsor” means Comcast Corporation, a Pennsylvania corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.
(y)“Subsidiary” means any business entity that, at the time in question, is a subsidiary of the Sponsor within the meaning of section 424(f) of the Code.
(z)“Ten Percent Shareholder” means a person who on the Date of Grant owns, either directly or within the meaning of the attribution rules contained in section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of his employer corporation or of its parent or subsidiary corporations, as defined respectively in sections 424(e) and (f) of the Code, provided that the employer corporation is the Sponsor or a Subsidiary.
(aa)“Terminating Event” means any of the following events:
(1)the liquidation of the Sponsor; or
(2)a Change in Control.
(ab)“Termination of Employment” means the Optionee’s termination of employment. For purposes of the Plan and this Award, the Optionee’s Termination of Employment occurs on the date the Optionee ceases to have a regular obligation to perform services for the Company, without regard to whether (i) the Optionee continues on the Company’s payroll for regular, severance or other pay or (ii) the Optionee continues to participate in one or more health and welfare plans maintained by the Company on the same basis as active employees. Whether the Optionee ceases to have a regular obligation to perform services for the Company shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, if the Optionee is a party to an employment agreement or severance agreement with the Company which establishes the effective date of the Optionee’s termination of employment for purposes of this Award, that date shall apply.
(ac)“Third Party” means any Person other than a Company, together with such Person’s Affiliates, provided that the term “Third Party” shall not include the Sponsor or an Affiliate of the Sponsor.
(ad)“Years of Service” means completed continuous years of service as reflected in the personnel records of the Company.
(ae)“1933 Act” means the Securities Act of 1933, as amended.
(af)“1934 Act” means the Securities Exchange Act of 1934, as amended.
2.Grant of Option. Subject to the terms and conditions set forth herein and in the Plan, the Sponsor hereby grants to the Optionee the Option to purchase any or all of the Shares.
3.Time of Exercise of Options.
(a)[Except as provided in Paragraph 3(b) or 4, the Option may be exercised after such time or times as set forth below, and shall remain exercisable until the Expiration Date, when the right to exercise shall terminate absolutely:
15 For certain grants prior to 2016.
16 For certain grants during and after 2016.

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«Vest_Year_2» [●] of the Shares subject to the Option may be exercised following the second anniversary of the Date of Grant.
«Vest_Year_3» [●] of the Shares subject to the Option may be exercised following the second anniversary of the Date of Grant.
«Vest_Year_4» [●] of the Shares subject to the Option may be exercised following the second anniversary of the Date of Grant.
«Vest_Year_5» [●] of the Shares subject to the Option may be exercised following the second anniversary of the Date of Grant.
«Vest_Year_6» [●] of the Shares subject to the Option may be exercised following the second anniversary of the Date of Grant.
«Vest_Year_7» [●] of the Shares subject to the Option may be exercised following the second anniversary of the Date of Grant.
«Vest_Year_8» [●] of the Shares subject to the Option may be exercised following the second anniversary of the Date of Grant.
«Vest_Year_9» [●] of the Shares subject to the Option may be exercised following the second anniversary of the Date of Grant.
«Vest_Year_9.5» [●] of the Shares subject to the Option may be exercised following the second anniversary of the Date of Grant.
(b)No Shares subject to the Option shall first become exercisable following the Optionee’s Termination of Employment for any reason other than death or Disability, after qualifying for Retirement or due to Discharge Without Cause (as defined in the Optionee’s employment agreement) or With Good Reason (as defined in the Optionee’s employment agreement). All Shares subject to the Option shall vest and become exercisable upon the Optionee’s Termination of Employment because of death or Disability. Furthermore, the Option shall continue to vest and become exercisable in accordance with Paragraph 3(a) for a period of three years following the Optionee’s Termination of Employment after a qualifying retirement; provided, however, that the Option will be subject to cancellation by the Committee, in its sole discretion, if the Optionee breaches either of the following non-solicitation or non-competition obligations during the 39-month period following such Termination of Employment:]17
(a) [[If Optionee fails to accept (i) this Award document and (ii) the Employee Assignment of Inventions and Intellectual Property Rights Agreement in accordance with the online grant acceptance procedures described in the Cover Memorandum to this Award on or before Friday, September 2, 2016 at 5:00 p.m. Eastern Daylight Time, the grant will lapse, the Option granted under this Award will be forfeited and this Award shall be deemed canceled.
(b)Provided that Optionee has timely satisfied the online grant acceptance condition described in Paragraph 3(a), and]18 except as provided in Paragraphs 3(b), 3(c) or 4, the Option may be exercised after such time or times as set forth on the attached Long-Term Incentive Awards Summary Schedule, and shall remain exercisable until the Expiration Date, when the right to exercise shall terminate absolutely. No Shares subject to the Option shall first become exercisable following the Optionee’s Termination of Employment for any reason other than death or Disability or after qualifying for Retirement.
17 For certain grants prior to 2016.
18 For certain grants during 2016.

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(c)All Shares subject to the Option shall vest and become exercisable upon the Optionee’s Termination of Employment because of death or Disability. Furthermore, the Option shall continue to vest and become exercisable in accordance with the attached Long-Term Incentive Awards Summary Schedule following the Optionee’s Termination of Employment (other than a Termination of Employment with the Company for Cause) after qualifying for Retirement [for a period of:]19
OPTION 1:
(1)[three (3) years following such Termination of Employment if, at the time of such Termination of Employment, the Optionee has completed at least ten (10) but less than fifteen (15) years of service with the Company;
(2)five (5) years following such Termination of Employment if, at the time of such Termination of Employment, the Optionee has completed at least fifteen (15) but less than twenty (20) years of service with the Company; or
(3)nine and one-half (9½) years following such Termination of Employment if, at the time of such Termination of Employment, the Optionee has completed twenty (20) or more years of service with the Company.]20
OPTION 2:
(1)[[●] years following such Termination of Employment if, at the time of such Termination of Employment, the Optionee has completed at least ten (10) but less than fifteen (15) years of service with the Company;
(2)[●] years following such Termination of Employment if, at the time of such Termination of Employment, the Optionee has completed at least fifteen (15) but less than twenty (20) years of service with the Company; or
(3)[●] years following such Termination of Employment if, at the time of such Termination of Employment, the Optionee has completed twenty (20) or more years of service with the Company.]21
(d)Notwithstanding the foregoing, the Option will be subject to cancellation by the Committee, in its sole discretion, if the Optionee breaches either of the following non-solicitation or non-competition obligations during the period following Termination of Employment in which the Option remains exercisable by the Optionee pursuant to the terms of this Award:]22
(1)The Optionee shall not, directly or indirectly, solicit, induce, encourage or attempt to influence any customer, employee, consultant, independent contractor, service provider or supplier of the Company to cease to do business or to terminate the employment or other relationship with the Company.
(2)The Optionee shall not, directly or indirectly, engage or be financially interested in (as an agent, consultant, director, employee, independent contractor, officer, owner, partner, principal or otherwise), any activities for any business (whether conducted by an entity or individuals, including the Optionee in self-employment) that is engaged in competition, directly or indirectly through any entity controlling, controlled by or under common control
19 For certain grants during and prior to 2022.
20 For certain grants during and after 2016.
21 For certain grants during and after 2021.
22 For certain grants during and after 2016.

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with such business, with any of the business activities carried on by the Company, any of its subsidiaries or any other business unit of the Company, or being planned by the Company, any of its subsidiaries or any other business unit of the Company with the Optionee’s knowledge at the time of the Optionee’s Termination of Employment. This restriction shall apply in any geographical area of the United States in which the Company carries out business activities. Nothing herein shall prevent the Optionee from owning for investment up to [one percent (1%)]23 [five percent (5%)]24 of any class of equity security of an entity whose securities are traded on a national securities exchange or market.
(e)[The Option shall continue to vest and become exercisable for a period of one year following the Optionee’s Termination of Employment due to a Discharge Without Cause (as defined in the Optionee’s employment agreement) or With Good Reason (as defined in the Optionee’s employment agreement).]25
(f)[If the Option remains unexercised immediately before the time at which the Option is scheduled to expire in accordance with the rules of the Plan and this grant document, the Option shall be deemed automatically exercised in accordance with Paragraph [7(h)(ii)] of the Plan immediately before the time at which the Option is scheduled to expire, if the Option satisfies the following conditions:
(3)The Option is covered by a then current registration statement or a Notification under Regulation A under the 1933 Act.
(4)The last reported sale price of a Share on the principal exchange on which Shares are listed on the date of determination, or if such date is not a trading day, the last preceding trading day, exceeds the Option Price by such amount as may be determined by the Committee or its delegate from time to time. Absent a contrary determination, such excess per Share shall be $0.01.
(5)The Optionee to whom such Option has been granted has not terminated employment for Cause, and, immediately before the time at which such Option is scheduled to expire, there is no basis for a termination of employment for Cause.
An Option subject to this Paragraph 3(d) shall be exercised via cashless exercise, such that subject to the other terms and conditions of the Plan, following the date of exercise, the Company shall deliver to the Optionee Shares having a value, at the time of exercise, equal to the excess, if any, of (A) the value of such Shares based on the last reported sale price of such Shares on the principal exchange on which Shares are listed on the date of determination, or if such date is not a trading day, the last preceding trading date, over (B) the sum of (1) the aggregate option price for such Shares, plus (2) the applicable tax withholding amounts (as determined pursuant to Paragraph 15 of the Plan) for such exercise; provided that in connection with such cashless exercise that would not result in the issuance of a whole number of Shares, the Company shall pay cash in lieu of any fractional Share.]26
4.Terminating Event.
(a)The Sponsor shall give the Optionee at least thirty (30) days’ notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated date of the consummation of a Terminating Event. Upon receipt of such notice, and for a period of ten (10) days thereafter
23 For certain grants during and after 2016.
24 For certain grants prior to 2016.
25 For certain grants prior to 2016.
26 For certain grants during and after 2016.

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(or such shorter period as the Board shall reasonably determine and so notify the Optionee), the Optionee shall be permitted to exercise the Option to the extent the Option is then exercisable; provided that, the Sponsor may, by similar notice, require the Optionee to exercise the Option, to the extent the Option is then exercisable, or to forfeit the Option (or portion thereof, as applicable). The Committee may, in its discretion, provide that upon the Optionee’s receipt of the notice of a Terminating Event under this Paragraph 4(a), the entire number of Shares covered by Options shall become immediately exercisable. Upon the close of the period described in this Paragraph 4(a) during which an Option may be exercised in connection with a Terminating Event, such Option (including such portion thereof that is not exercisable) shall terminate to the extent that such Option has not theretofore been exercised.
(b)Notwithstanding Paragraph 4(a), in the event the Terminating Event is not consummated, the Option shall be deemed not to have been exercised and shall be exercisable thereafter to the extent it would have been exercisable if no such notice had been given.
5.Payment for Shares. Full payment for Shares purchased upon the exercise of an Option shall be made via cashless exercise, such that subject to the other terms and conditions of the Award and the Plan, the Company shall deliver to the Optionee Shares having a Fair Market Value, as of the Date of Exercise, equal to the excess, if any, of (a) the Fair Market Value of such Shares on the Date of Exercise of the Option over (b) the sum of (i) the aggregate Option Price for such Shares, plus (ii) the applicable tax withholding amounts (as determined pursuant to Paragraph 14 of the Award and Paragraph 15(b) of the Plan) for such exercise, provided that in connection with a cashless exercise that would not result in the issuance of a whole number of Shares, the Company shall withhold cash that would otherwise be payable to the Optionee from its regular payroll or the Optionee shall deliver cash or a certified check payable to the order of the Company for the balance of the option price for a whole Share to the extent necessary to avoid the issuance of a fractional Share or the payment of cash by the Company.
6.Manner of Exercise. The Option shall be exercised by giving written notice of exercise in accordance with the manner prescribed by the Committee. Such notice shall be deemed to have been given when hand-delivered, telecopied or mailed, first class postage prepaid, and shall be irrevocable once given.
7.Nontransferability of Option. The Option may not be transferred or assigned by the Optionee otherwise than by will or the laws of descent and distribution or be exercised during his life other than by the Optionee or for his benefit by his attorney-in-fact or guardian. Any attempt at assignment, transfer, pledge or disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect. Any exercise of the Option by a person other than the Optionee shall be accompanied by appropriate proofs of the right of such person to exercise the Option.
8.Securities Laws. The Committee may from time to time impose any conditions on the exercise of the Option as it deems necessary or appropriate to comply with the then-existing requirements of the 1933 Act or the 1934 Act, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission. If the listing, registration or qualification of Shares issuable on the exercise of the Option upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the purchase of such Shares, the Sponsor shall not be obligated to issue or deliver the certificates representing the Shares otherwise issuable on the exercise of the Option unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. If registration is considered unnecessary by the Sponsor or its counsel, the Sponsor may cause a legend to be placed on such Shares calling attention to the fact that they have been acquired for investment and have not been registered.

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9.Issuance of Certificate at Closing. Subject to the provisions of this Paragraph 9, the Closing Date shall occur as promptly as is feasible after the exercise of the Option. Subject to the provisions of Paragraphs 8 and 10 hereof, a certificate for the Shares issuable on the exercise of the Option shall be delivered to the Optionee or to his personal representative, heir or legatee at the Closing.
10.Rights Prior to Exercise. The Optionee shall not have any right as a stockholder with respect to any Shares subject to his Options until the Option shall have been exercised in accordance with the terms of the Plan and the Award and the Company shall have delivered the Shares. In the event that the Optionee’s Termination of Employment with the Company is for Cause, upon a determination by the Committee, the Optionee shall automatically forfeit all Shares otherwise subject to delivery upon exercise of an Option but for which the Sponsor has not yet delivered the Shares.
11.Status of Option; Interpretation. The Option is intended to be a non-qualified stock option. Accordingly, it is intended that the transfer of property pursuant to the exercise of the Option be subject to federal income tax in accordance with section 83 of the Code. The Option is not intended to qualify as an incentive stock option within the meaning of section 422 of the Code. The interpretation and construction of any provision of this Option or the Plan made by the Committee shall be final and conclusive and, insofar as possible, shall be consistent with the intention expressed in this Paragraph 11.
12.Option Not to Affect Employment. The Option granted hereunder shall not confer upon the Optionee any right to continue in service as an employee, officer or director of the Sponsor or any subsidiary of the Sponsor.
13.Miscellaneous.
(a)The address for the Optionee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be the address contained in the Company’s personnel records, or such other address as the Optionee may provide to the Company by written notice.
(b)This Award may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.
(c)The validity, performance, construction and effect of this Award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.
(d)The Optionee hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and of the United States of America, in each case located in Philadelphia, Pennsylvania, for any actions, suits or proceedings arising out of or relating to this Award and the transactions contemplated hereby (“Litigation”) and agrees not to commence any Litigation except in any such court, and further agrees that service of process, summons, notice or document by U.S. registered mail to his respective address shall be effective service of process for any Litigation brought against him in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation in the courts of the Commonwealth of Pennsylvania or of the United States of America, in each case located in Philadelphia, Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Litigation brought in any such court has been brought in an inconvenient forum.
14.Withholding of Taxes. Whenever the Sponsor proposes or is required to deliver or transfer Shares in connection with the exercise of the Option, the Sponsor shall have the right to (a) withhold Shares subject to the Optionee’s exercise of the Option as provided in Paragraph 5 of the Award and Paragraph 15(b) of the Plan, (b) require the Optionee to remit to the Sponsor an amount sufficient to satisfy any

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federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Shares or (c) take whatever action it deems necessary to protect its interests with respect to tax liabilities.

IN WITNESS WHEREOF, the Sponsor has granted this Award on the day and year first above written.

COMCAST CORPORATION
BY: ATTEST: ________________________________

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FORM OF LONG-TERM INCENTIVE AWARDS SUMMARY SCHEDULE27

This Long-Term Incentive Awards Summary Schedule (the “Schedule”) provides certain information related to the Non-Qualified Stock Options and Restricted Stock Units you were granted by Comcast Corporation on (the “Date of Grant”). This Schedule is intended to be, and shall at all times be interpreted as, part of your Comcast Corporation Non-Qualified Option award document.

Non-Qualified Stock Option Award

OPTION 1:

Optionee:	[●]
Date of Grant:	[●]
Common Stock:	[●]
Per Share Option Price: Shares Subject to Option:	$[●]
Vesting Dates/Exercisability of Option:	[●] of the Shares subject to the Option may be exercised following [●].
Option Term:	10 Years, except as otherwise provided in your Comcast Corporation Non-Qualified Option award document.

OPTION 2:

27 For grants during and after 2016.

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Optionee:	[●]
Date of Grant:	[●]
Common Stock:	Comcast Corporation Class A Common Stock
Per Share Option Price:	$[●]
Shares Subject to Option:	[●]
Vesting Dates /Exercisability of Option:
[●] of the Shares subject to the Option may be exercised following the second anniversary of the Date of Grant.
[●] of the Shares subject to the Option may be exercised following the third anniversary of the Date of Grant.
[●] of the Shares subject to the Option may be exercised following the fourth anniversary of the Date of Grant.
[●] of the Shares subject to the Option may be exercised following the fifth anniversary of the Date of Grant.
[●] of the Shares subject to the Option may be exercised following the sixth anniversary of the Date of Grant.
[●] of the Shares subject to the Option may be exercised following the seventh anniversary of the Date of Grant.
[●] of the Shares subject to the Option may be exercised following the eighth anniversary of the Date of Grant.
[●] of the Shares subject to the Option may be exercised following the ninth anniversary of the Date of Grant.
[●] of the Shares subject to the Option may be exercised following the nine and one-half year anniversary of the Date of Grant.

Option Term:	10 Years, except as otherwise provided in your Comcast Corporation Non-Qualified Option award document.

OPTION 328:

28 For certain grants during and after 2021.

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Optionee:	[●]
Date of Grant:	[●]
Common Stock:	Comcast Corporation Class A Common Stock
Per Share Option Price:	$[●]
Shares Subject to Option:	[●]
Vesting Dates /Exercisability of Option:
[●] of the Shares subject to the Option may be exercised following the second anniversary of the Date of Grant.
[●] of the Shares subject to the Option may be exercised following the third anniversary of the Date of Grant.
[●] of the Shares subject to the Option may be exercised following the fourth anniversary of the Date of Grant.
[●] of the Shares subject to the Option may be exercised following the fifth anniversary of the Date of Grant.

Option Term:	10 Years, except as otherwise provided in your Comcast Corporation Non-Qualified Option award document.

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